Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF CBOE HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Organization
CBOE Futures Exchange, LLC	Delaware
CBOE, LLC	Delaware
CBOE UK Ltd	United Kingdom
CBOE V, LLC	Delaware
Chicago Board Options Exchange, Incorporated	Delaware
Chicago Options Exchange Building Corporation	Delaware
C2 Options Exchange, Incorporated	Delaware
Market Data Express, LLC	Delaware
The Options Exchange, Incorporated	Delaware
DerivaTech Corporation	Illinois
CBOE III, LLC	Delaware
Loan Markets, LLC	Delaware
CBOE Livevol, LLC	Delaware
CBOE Vest, LLC	Delaware